                                                                      EXHIBIT 22



                    AMENDED AND RESTATED LIST OF SUBSIDIARIES



Jenny Craig Weight Loss Centres, Inc. (Delaware)
Jenny Craig International, Inc. (California)
Jenny Craig Australia Holdings, Inc. (Delaware)
Jenny Craig Weight Loss Centres Pty. Ltd. (Australia)
Jenny Craig Distributing Pty. Ltd. (Australia)
Jenny Craig Management, Inc. (California)
Jenny Craig Operations, Inc. (California)
Jenny Craig Products, Inc. (California)
JCCH1, Inc. (California)
JCCH2, Inc. (California)
JCH, Inc. (California)
Jenny Craig Weight Loss Centres (Canada) Company (Nova Scotia)
Jenny Craig (Canada) Holdings, LLC (Delaware)

            The companies listed above do business under the name of "Jenny Craig Weight Loss Centres."